Platinum Energy Resources, Inc. Reports Financial and Operational Results for the Second Quarter Ended June 30, 2008

HOUSTON, TX--(Marketwire - August 19, 2008) - Platinum Energy Resources, Inc. ("Platinum Energy") (OTCBB: PGRIU) (OTCBB: PGRI) (OTCBB: PGRIW), today announced financial and operating results for the second quarter ended June 30, 2008.

Second Quarter Operational and Financial Highlights

-- Acquired Maverick Engineering, Inc.
-- 50% increase in oil and gas sales versus the first quarter of 2008
-- 14% increase in production volumes versus the first quarter of 2008

Subsequent Events

-- Appointed two independent board members,
-- Hired Chief Operating Officer and Chief Financial Officer
-- Completed registration of shares issued in conjunction with acquisition of Tandem Energy Holdings

Total revenue for the second quarter of 2008 was $15.8 million, an increase of 121%, compared to $7.1 million for the first quarter of 2008. Oil and gas sales were $10.7 million, an increase of 50% over the prior quarter. The increase in oil and gas sales was driven by a 14% increase in oil and gas production coupled with improved pricing conditions. Platinum Energy acquired Maverick Engineering, Inc. ("Maverick") on April 29, 2008 for an aggregate purchase price of $9.3 million. Maverick is a provider of project management, engineering, procurement and construction management services to the oil and gas industry. For the period April 29, 2008 through June 30, 2008 Maverick generated $5.1 million in service revenue.

Operating income for the second quarter of 2008 was $2.5 million, a 16% operating income margin, compared to $0.8 million, or an 11% operating income margin in the first quarter of 2008. Oil and gas production costs in the form of lease operating expense on a Boe basis increased 4.2% from $27.53 per Boe during the first quarter to $28.68 per Boe during the second quarter. The slight increase was due in part to an increased emphasis on environmental clean-up efforts across Platinum's oil and gas assets on a field by field basis. Depletion expense for oil and gas properties increased approximately $250,000 or 14% during the second quarter compared to the first quarter due to property additions and an increase in estimated future development costs related to the Company's proved undeveloped locations.

For the quarter, the Company reported a net loss of $7.3 million, or ($0.33) per fully diluted common share driven by a $9.8 million unrealized mark-to-market ("MTM") loss on oil and gas derivative instruments. The Company's adjusted net income was $2.4 million or $0.11 per fully diluted common share for the same period. The Company's adjusted net income to shareholders excludes the unrealized MTM loss of $9.8 million, of which $8.2 million was non-cash, from future period oil and natural gas hedges primarily as a result of higher product prices as of June 30, 2008 compared to March 31, 2008. A reconciliation of adjusted net income to net income calculated in accordance with generally accepted accounting principles is presented at the end of this release.

Cash flow from operations was $3.5 million in the second quarter of 2008, a 627% increase compared to the first quarter of 2008. The Company funded capital expenditures of $6.6 million related to exploration and development programs and $1.8 million to acquire oil and gas properties during the quarter. At June 30, 2008, the Company's cash position was $7.0 million with outstanding debt of $17.1 million and stockholders' equity of $133 million.

The table below summarizes the Company's key oil and gas operating results during the three month periods ended June 30, 2008 and March 31, 2008.

	Three Months Ended
	June 30,	March 31,
	2008	2008
Production
Oil (Bls)	71,508	58,700
Gas (Mcf)	175,936	177,200
Boe (Bls)	100,831	88,200
Daily average (Boe)	1,108	970

Average Prices:
Oil ($/Bbl)	$122.22	$96.83
Gas ($/Mcf)	$11.11	$8.19

Production costs: ($/Boe)	$28.68	$27.53

Mid-Year Reserves Analysis

The Company had recorded total proved reserves at December 31, 2007 of 10.2 million Boe at December 31, 2007 and 10.5 million Boe at June 30, 2008. In order to eliminate the effect of rising prices on our reserves, we calculated the June 30, 2008 reserves by using the December 31, 2007 oil and gas prices. This allows us to better evaluate our performance in terms of reserves added through acquisitions, drilling, and volume revisions. The Company replaced the 189,070 Boe produced in the first six months, with approximately 500,000 Boe of new proved reserves. Of the 500,000 new Boe added during the first six months of 2008, 131,000 proved developed producing reserves came from acquisitions along the Gulf Coast. These reserves are classified as proved developed producing. Another 150,000 Boe came from either new proved undeveloped (PUD) locations identified as a result of our drilling efforts on our existing PUD locations, or from better than expected performance on the existing PUD locations we drilled during the first six months. The remainder of the new reserves was due to performance improvements across a number of our fields.

"With the registration statement behind us, we can now turn our total focus to growing our business," stated Barry Kostiner, Platinum's Chief Executive Officer. "We have already made key hires and strengthened our board to assist us in meeting our goals. In the near term, we will look to secure a listing on a major exchange, and begin to actively market the Company to institutional investors and equity analysts across the US. As our business continues to mature, we expect that Platinum will be well positioned to capitalize on the strong industry dynamics, which we hope will highlight the value inherent in Platinum."

About Platinum Energy

Platinum, based in Houston, Texas, is an oil and gas exploration and production company that has approximately 37,000 acres under lease in relatively long-lived fields with well established production histories and is currently engaged in drilling, developing and exploiting these properties to provide long-term growth in stockholder value. Through our wholly-owned Maverick operation, we provide engineering and construction services primarily for the oil and gas industry.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue," "intend" or similar expressions. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this press release may include statements about future financial and operating results. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which Platinum expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. All forward-looking statements included in this press release are based on information available to Platinum on the date hereof. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production; and fluctuations in demand of project management, engineering procurement and construction management services, as well as other relevant risks detailed in Platinum's filings with the Securities and Exchange Commission. Platinum does not assume any obligation to update the information contained in this press release.

PLATINUM ENERGY RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES
Oil and gas sales	$10,694,071	$--	$17,828,875	$--
Service revenues	5,056,682	--	5,056,682	--
Total revenues	15,750,753	--	22,885,557	--
COSTS AND EXPENSES
Lease and other
operating expense	2,864,605	--	5,320,911	--
Cost of service
revenues	3,959,110	--	3,959,110	--
Marketing, general and
administrative expense	3,768,613	144,214	5,500,440	299,205
Depreciation, depletion
and amortization
expense	2,577,874	--	4,641,163	--
Accretion of
abandonment
obligations	49,319	--	110,988	--

Total costs and
expenses	13,219,521	144,214	19,532,612	299,205

Operating income (loss)	2,531,232	(144,214)	3,352,945	(299,205)

OTHER INCOME (EXPENSES)
Interest income, net of
interest allocated to
common stock subject
to possible redemption of $0, $188,991, $0 and
$366,111, respectively	35,796	756,437	140,183	1,465,362
Interest expense	(230,880)	(5,380)	(244,685)	(23,449)
Change in fair value of
commodity derivatives	(9,756,171)	--	(11,792,094)	--
Other	107,816	--	176,927	--
Total other income
(expense)	(9,843,439)	751,057	(11,719,669)	1,441,913

Income (Loss) Before
Income Taxes	(7,312,207)	606,843	(8,366,724)	1,142,708
Provision (Benefit) For
Income Taxes	--	28,000	(54,000)	66,000
Net Income (Loss)	$(7,312,207)	$578,843	$(8,312,724)	$1,076,708

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES:
Basic	22,070,762	15,121,440	22,070,762	15,121,440
Diluted	22,070,762	18,220,150	22,070,762	17,882,548
NET INCOME (LOSS) PER
COMMON SHARE:
Basic	$(0.33)	$0.04	$(0.38)	$0.07
Diluted	$(0.33)	$0.03	$(0.38)	$0.06

PLATINUM ENERGY RESOURCES, INC.
RECONCILIATION OF ADJUSTED NET INCOME AVAILABLE TO STOCKHOLDERS
 (Unaudited; in thousands except per share data)

Adjusted net income and adjusted net income per share exclude certain items that management believes affect the comparability of operating results and are non-GAAP financial measures. The company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because management uses adjusted net income available to evaluate the company’s operational trends and performance relative to other natural gas and oil producing companies.

	Three Months Ended
	June 30,	March 31,
	2008	2008
Net loss (GAAP)	$(7,312)	$(1,001)
Adjustment:
Unrealized losses on derivatives	9,756	2,036
Total adjusted net income (Non-GAAP)	2,444	1,035
Weighted average common shares outstanding	22,071	22,071
Adjusted earnings per share (Non-GAAP)	$0.11	$0.05

Contact:
Thomas J. Rozycki, Jr.
CJP Communications for
Platinum Energy Resources, Inc.
Public & Investor Relations
212-279-3115 x208
trozycki@cjpcom.com

Lisa Meier
Chief Financial Officer & Treasurer
Platinum Energy Resources, Inc.
281-649-4549
lmeier@platenergy.com